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                                                                  Exhibit 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated March 30, 1999 (except with respect to the matters discussed in Notes 1 and 10, as to which the date is August 10, 1999) on the audited consolidated financial statements of DIMAC Corporation and subsidiaries, our report dated March 30, 1999 (except with respect to the matters discussed in Notes 1 and 10, as to which the date is August 10, 1999) on the audited consolidated financial statements of AmeriComm Holdings, Inc. and subsidiary and to all references to our Firm included in or made a part of this Registration Statement.

                                                ARTHUR ANDERSEN LLP

Atlanta, Georgia
August 10, 1999